Exhibit 99.1

News Release	Corporate Communications MN01-1030 5050 Lincoln Drive Edina, MN 55436	Phone: 952-351-3087 Fax: 952-351-3009

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Steve Wold
Phone: 952-351-3087	Phone: 952-351-3056
E-mail: bryce.hallowell@atk.com	E-mail: steve_wold@atk.com

ATK ANNOUNCES PROPOSED SENIOR

SUBORDINATED NOTES OFFERING

Minneapolis, March 2, 2006 – Alliant Techsystems Inc. (NYSE: ATK) today announced that it intends to offer, subject to market conditions and other factors, $400 million aggregate principal amount of Senior Subordinated Notes due 2016 (the “New Notes”).  ATK intends to use the net proceeds from the offering to redeem all of its outstanding 8 ½% Senior Subordinated Notes due 2011.

The offering is being made pursuant to ATK’s effective shelf registration statement filed with the Securities and Exchange Commission. When available, a prospectus supplement relating to this proposed offering may be obtained from Banc of America Securities LLC, 9 West 57th Street, 6th Floor, New York, New York 10019 (telephone (800) 294-1322, prospectus_distributions@bofasecurities.com).

This press release does not constitute an offer to sell or a solicitation of an offer to buy the New Notes, nor shall there be any sale of the New Notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

ATK is a $3.1 billion advanced weapon and space systems company employing approximately 15,000 people in 23 states.  Company news and information can be found on the internet at www.atk.com.

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